Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 20, 2005	Contact: Keith Schroeder Chief Financial Officer (918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY CLOSES OFFERING OF COMMON STOCK

PRYOR, OKLAHOMA (July 20, 2005) – Orchids Paper Products Company (AMEX:TIS) announced today the completion of its public offering of 2,156,250 shares of its common stock, which included the exercise in full of the underwriter’s option to purchase 281,250 shares of common stock to cover overallotments. The public offering price of the shares was $8.00.

The Company expects to use the net proceeds from the offering toward the purchase of a new paper machine and the construction of a building to house the machine and auxiliary equipment. Taglich Brothers, Inc. is the sole underwriter.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The final prospectus related to the offering was filed with the Securities and Exchange Commission, copies of which may be obtained from Taglich Brothers, Inc., The Chrysler Building, 405 Lexington Avenue, 51st floor, New York, New York 10174 (Telephone No. 800-383-8464).

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the company and its products visit the company’s website at http://www.orchidspaper.com.

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